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                                                                    Exhibit 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report, dated March 23, 2001 (except with respect to matters discussed in Note 17, as to which the date is July 2, 2001) on the consolidated balance sheets of Asbury Automotive Group L.L.C. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, members' equity and cash flows for each of the three years in the period ended December 31, 2000, (and to all references to our Firm) included in or made a part of this registration statement.



/s/ ARTHUR ANDERSEN LLP

Stamford, Connecticut
October 11, 2001